Exhibit (a)(1)(C)

NEWS RELEASE

Charming Shoppes, Inc. Announces Results of Its Offer to Purchase Its Outstanding

1.125% Senior Convertible Notes Due 2014

BENSALEM, PA – July 27, 2012 – Charming Shoppes, Inc. (“Charming”), a wholly owned subsidiary of Ascena Retail Group, Inc., announced today the results of its tender offer (the “Tender Offer”) to purchase any or all of its outstanding 1.125% Senior Convertible Notes due 2014 (the “Notes”). The Tender Offer expired at 11:59 p.m., New York City time, on July 26, 2012.

Charming has been advised by Wells Fargo Bank, National Association, as trustee and paying agent in connection with the Tender Offer, that $139,229,000 in aggregate principal amount of Notes were validly surrendered for purchase, and not validly withdrawn. Charming has accepted for purchase all of the surrendered Notes. Following payment for such Notes, $1,222,000 aggregate principal amount of Notes will remain outstanding in accordance with their terms.

The trustee, paying agent and conversion agent for the Tender Offer is Wells Fargo Bank, National Association. For questions and information, please call the paying agent toll-free at (800) 344-5128.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries approximately 2,600 stores throughout the United States, Puerto Rico and Canada.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, and operates 838 stores in 48 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 813 stores in 44 states and Canada. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 920 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

About Charming Shoppes, Inc.

Charming Shoppes, Inc. is a leading apparel retailer specializing in women’s plus-size apparel. Charming Shoppes, Inc. operates approximately 1,800 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The company also operates the Figi’s family of brands, including the holiday food and gifts catalog Figi’s® Gifts in Good Taste®, the home and gifts catalog Figi’s® Gallery and its wholesale unit Figi’s Business Services. For more information about Charming Shoppes, Inc. and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com and www.figisgallery.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Subsequent events or developments may cause our views to change. We caution you that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. Except as may be required by law, we undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

Notwithstanding anything in this release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INVESTOR CONTACTS:

ASCENA RETAIL GROUP, INC.

Ascena Retail Group, Inc.

Investor Relations

(845) 369-4600

James Palczynski

Principal and Director

ICR, Inc.

(203) 682-8229

MEDIA CONTACTS:

James McCusker

ICR, Inc.

(203) 682-8245